LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this "Agreement") dated as of September 3, 2015 (the "Effective Date"), is entered into between Daniel A. Vallera, an individual having a place of residence at ____________________________________ , Jeffrey Lion, an individual having a place of residence at ____________________________________ (collectively hereinafter "Licensor"), and Oxis Biotech, Inc., a Delaware corporation ("Company" or "Oxis"), having a place of business at 1402 North Beverly Drive, Beverly Hills, CA 90210 .
WHEREAS, Licensor owns or has rights in the Technology (as defined below).
WHEREAS, Oxis desires to obtain an exclusive license under Licensor's rights in the Technology on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:
1. DEFINITIONS
For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:
1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.  A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.
1.2 "Competent Authority(ies)" or "Competent Regulatory Authority(ies)" shall mean, collectively, (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Product intended for use in the Field or the establishment, maintenance and/or protection of rights related to the Licensed IP Rights (including the FDA, the EMEA and the MHLW), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.
1.3 "EMEA" shall mean the European Agency for the Evaluation of Medicinal Products of the European Union, or the successor thereto.
1.4 "FDA" shall mean the Food and Drug Administration of the United States, or the successor thereto.
1.5 "Field" shall mean compounds and methods for the treatment of any disease, state or condition in humans.

1.6  "First Commercial Sale" shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.
1.7 "Licensed IP Rights" shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.
1.8 "Licensed Know-How Rights" shall mean all trade secret and other know-how rights in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation, all CD19 scFv and CD22 scFv clones used to manufacture DT2219ARL, the aggregation reducing linker (ARL) technology used to manufacture DT2219ARL, and the mutated and deimmunized form of truncated diphtheria toxin used to manufacture DT2219ARL) which are necessary or useful for Oxis to make, use, develop, sell or seek regulatory approval to market a composition such as DT2219ARL, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application within the Licensed Patent Rights or which otherwise relates to the Technology.
1.9 "Licensed Patent Rights" shall mean (a) the patents and patent applications listed on Schedule A hereto, (b) all patents and patent applications in any country of the world that claim or cover the Technology in which Licensor heretofore or hereafter has an ownership or (sub)licensable interest, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications listed in clauses (a) - (b) above or the patent applications that resulted in the patents described in clauses (a) - (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.
1.10 "NDA" shall mean a New Drug Application, or similar application for marketing approval of a Product for use in the Field submitted to the FDA, or its foreign equivalent.
1.11 "Net Sales" shall mean, with respect to any Product, the gross sales price of such Product invoiced by Oxis or its Affiliate to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less, to the extent actually paid or accrued by Oxis or its Affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for nonconforming, damaged, out-dated and returned Product; (b) freight and insurance costs incurred by Oxis or its Affiliate (as applicable) in transporting such Product to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such Product to such customers; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product to such customers; (f) sales commissions incurred on the sale of such Product to such customers; and (g) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles.

1.12 "Net Sublicensing Revenues" shall mean, with respect to any Product, the aggregate cash consideration received by Oxis or its Affiliates in consideration for the sublicense under the Licensed Patent Rights or Licensed Know-How Rights by Oxis or its Affiliates to a Third Party sublicensee with respect to such Product (including royalties received by Oxis or its Affiliates based on sales of such Product by such sublicensee, but excluding amounts received to reimburse Oxis' or its Affiliates' cost to perform research, development or similar services conducted for such Product after signing the agreement with the Third Party, in reimbursement of patent or other out-of-pocket expenses relating to such Product, or in consideration for the purchase of any debt or securities of Oxis or its Affiliates).
1.13 "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.
1.14 "Phase I Clinical Trial" shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.
1.15 "Phase II Clinical Trial" shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.
1.16  "Phase III Clinical Trial" shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.
1.17 "Product(s)" shall mean DT2219ARL, a CD19/CD22 bispecific scFv antibody-drug conjugate containing aggregation reducing linkers and a mutated and deimmunized form of a truncated diphtheria toxin for use in the Field that if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim, or that otherwise uses or incorporates the Licensed Know-How Rights.
1.18 "Registration(s)" shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including NDAs) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any product.
1.19 "Royalty Term" shall mean, with respect to each Product in each country, the term for which a Valid Claim remains in effect and would be infringed but for the license granted by this Agreement, by the use, offer for sale, sale or import of such Product in such country.
1.20 "Technology" shall mean all compositions, CD19 scFv producing clones, CD22 scFv producing clones, aggregation reducing linkers (ARL), mutated and deimmunized form of a truncated diphtheria toxin, formulae, procedures, formulations, methods of manufacture, in vitro data, and animal and human in vivo data related to Products, and all uses thereof for treating diseases in humans.

1.21 "Territory" shall mean worldwide.
1.22 "Third Party" shall mean any Person other than Licensor, Oxis and their respective Affiliates.
1.23 "Valid Claim" shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.
2. REPRESENTATIONS AND WARRANTIES
2.1 Mutual Representations and Warranties.  Each party hereby represents and warrants to the other party as follows:
2.1.1 Such party is an individual, or is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.
2.1.2 Such party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.
2.1.3 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.
2.1.4 The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.
2.2 Licensor Representations and Warranties.  Licensor hereby represents and warrants to Oxis as follows:
2.2.1 Licensor (a) is the owner of the Licensed IP Rights and has the sole right to execute this Agreement, and has not granted to any Third Party any license or other interest in the Licensed IP Rights, (b) is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed Patent Rights or which constitutes Licensed Know-How Rights, or (ii) by making, using or selling Products, and (c) is not aware of any infringement or misappropriation by a Third Party of the Licensed IP Rights.

3. LICENSE GRANT
3.1 Licensed IP Rights.  Licensor hereby grants to Oxis an exclusive license (with the right to grant sublicenses) under the Licensed IP Rights to conduct research and to develop,  make, have made, use, offer for sale, sell, have sold, and import Products in the Territory for use in the Field.
3.2 Sublicenses. Licensor grants to Oxis the right to grant sublicenses to third parties, provided that (i) the Sublicensee agrees to abide by all the terms and provisions of this Agreement; (ii) Oxis remains fully liable for the performance of its and its Sublicensee's obligations hereunder; and (iii) Oxis notifies Licensor of any grant of a sublicense and provide to Licensor upon Licensor request a copy of any sublicense agreement.
3.3 Availability of the Licensed IP Rights.  Licensor shall provide Oxis with a copy of all information available to Licensor relating to the Licensed IP Rights, Products or Technology, including without limitation:  (a) regulatory submissions, (b) communications with the Competent Authorities (including the minutes of any meetings), (c) trial master files, including case report forms, (d) listings and tables of results from the clinical trials, (e) treatment-related serious adverse event reports from the clinical trials, (f) storage of and access permission to any retained samples of materials used in clinical trials, (g) manufacturing and quality control procedures and formulation procedures, and (h) access to CMOs and CROs involved in the clinical trials.
3.4 Registrations.  Licensor acknowledges and agrees that Oxis shall own all Registrations for Products for use in the Field in each country in the Territory.  Additionally, Licensor acknowledges and agrees that Oxis shall have the right to conduct pre-clinical and clinical development activities outside of the Territory.  Licensor hereby grants to Oxis a free-of-charge right to reference and use and have full access to all other Registrations and all other regulatory documents that relate to the Licensed IP Rights, Products or Technology, including INDs, BLAs, NDAs and DMFs (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing (for the purposes of this Section, the "Right of Reference").  Oxis shall have the right to (sub)license the Right of Reference to its sublicensees and Affiliates.
3.5 Access to Manufacturers.  Licensor shall use his commercially reasonable efforts to provide access to Oxis to any suppliers of Products and any form of any Product for use in the Field on terms and conditions no less favorable than those terms and conditions between Licensor and such supplier.
4. FINANCIAL CONSIDERATIONS
4.1 Royalties.
4.1.1 Royalty Rate.  During the applicable Royalty Term for a Product, subject to the terms and conditions of this Agreement, Oxis shall pay to Licensor royalties, with respect to each Product, equal to (a) ________ of Net Sales of such Product by Oxis and its Affiliates, and (b) ________ of Net Sublicensing Revenues for such Product.  Only one royalty shall be owing for a Product regardless of how many Valid Claims cover such Product for the life of the last to expire Patent in a country having Valid Claim.

4.1.2 Third Party Royalties.  If Oxis, its Affiliates or sublicensees is required to pay royalties to any Third Party in order to exercise its rights hereunder to make, have made, use, sell, offer to sale or import any Product, then Oxis shall have the right to credit ________ of such Third Party royalty payments against the royalties owing to Licensor under Section 4.1.1 above with respect to sales of such Product in such country; provided, however, that Oxis shall not reduce the amount of the royalties paid to Licensor under Section 4.1.1 above by reason of this Section 4.1.2, with respect to sales of such Product in such country, to less than ________ of Net Sales of such Product in such country.  In consideration of the right to sublicense third parties granted under Section 3.2, Oxis shall pay to Licensor ________ of all royalties received by Oxis from its Sublicensees if the sublicense is executed on or before the first anniversary of the Effective Date of the License Agreement signed between the parties, and ________ of all royalties received by Oxis from its Sublicensees if the Sublicense is executed thereafter.  In no event, however, shall Oxis pay Licensor less than the amount which would have been due under Section 4.2.2 of this Agreement in the absence of a sublicense.
4.2 License Fee.  Oxis shall pay Licensor a non-refundable license fee of ________ which shall be payable upon execution of this Agreement.
4.3 Milestone Payments.  Oxis shall pay to Licensor the following clinical development milestone payments within thirty (30) days following the first achievement of the applicable milestone:
4.3.1 ________ due upon initiation of a Phase Ib/II clinical trial;
4.3.2 ________ due upon initiation of a Phase III clinical trial;
4.3.3 ________ due upon receipt by Oxis of marketing approval by any Competent Regulatory Authority within the Territory.
Each of the foregoing Milestone Payments shall be paid only one time.
5. ROYALTY REPORTS AND ACCOUNTING
5.1 Royalty Reports.  Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following first to occur of the First Commercial Sale of a Product and the receipt by Oxis or its Affiliates of Net Sublicensing Revenues, Oxis shall furnish to Licensor a quarterly written report showing in reasonably specific detail (a) the calculation of Net Sales during such calendar quarter; (b) the calculation of Net Sublicensing Revenues for such quarter; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales and Net Sublicensing Revenues; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of United States dollars.  With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars.  With respect to (i) Net Sales invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars by Oxis's sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent.  The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading "Currency Trading" on the last business day of each month during the applicable calendar quarter.

5.2 Audits.
5.2.1 Upon the written request of Licensor and not more than once in each calendar year, Oxis shall permit an independent certified public accounting firm of nationally recognized standing selected by Licensor and reasonably acceptable to Oxis, at Licensor's expense, to have access during normal business hours to such of the financial records of Oxis as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Licensor has already conducted an audit under this Section.
5.2.2 If such accounting firm concludes that additional amounts were owed during the audited period, Oxis shall pay such additional amounts within thirty (30) days after the date Licensor delivers to Oxis such accounting firm's written report so concluding.  The fees charged by such accounting firm shall be paid by Licensor; provided, however, if the audit discloses that the royalties payable by Oxis for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Oxis shall pay the reasonable fees and expenses charged by such accounting firm.
5.2.3 Licensor shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that Oxis shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Oxis regarding such financial information.  The accounting firm shall disclose to Licensor only whether the reports are correct or not and the amount of any discrepancy.  No other information shall be shared.  Licensor shall treat all such financial information as Oxis' Confidential Information.
6. PAYMENTS
6.1 Payment Terms.  Royalties shown to have accrued by each royalty report provided for under Section 5 above shall be due on the date such royalty report is due.  Payment of royalties in whole or in part may be made in advance of such due date.
6.2 Exchange Control.  If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, Oxis shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Licensor's account in a bank or other depository institution in such country.  If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.3 Withholding Taxes.  Oxis shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Oxis, its Affiliates or sublicensees, or any taxes required to be withheld by Oxis, its Affiliates or sublicensees, to the extent Oxis, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of Licensor such taxes, levies or charges.  Oxis shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Licensor by Oxis, its Affiliates or sublicensees.  Oxis promptly shall deliver to Licensor proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.
7. RESEARCH AND DEVELOPMENT OBLIGATIONS
7.1 Research and Development Efforts.  Oxis shall use its commercially reasonable efforts to conduct such research, development and preclinical and human clinical trials as Oxis determines are necessary or desirable to obtain regulatory approval to manufacture and market such Products as Oxis determines are commercially feasible in the Territory, and shall use its commercially reasonable efforts to obtain regulatory approval to market, and following approval to commence marketing and market each such Product in such countries in the Territory as Oxis determines are commercially feasible.
7.2 Records.  Licensor and Oxis shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Products.
7.3 Reports.  Within ninety (90) days following the end of each calendar year during the term of this Agreement, Licensor shall prepare and deliver to Oxis a written summary report which shall describe (a) the research performed to date employing the Licensed IP Rights, (b) the progress of the development, and testing of Products in clinical trials, and (c) the status of obtaining regulatory approvals to market Products.
8. CONFIDENTIALITY
8.1 For purposes of this Agreement "Confidential Information" means any and all information and material disclosed by the disclosing party to the recipient or obtained by recipient through inspection or observation of discloser's property or facilities (before or after the signing of this Agreement, and whether in writing, or in oral, graphic, electronic or any other form), including, but not necessarily limited to, trade secret, know-how, idea, invention, process, technique, algorithm, program (whether in source code or object code form), hardware, device, design, schematic, drawing, formula, data, plan, strategy and forecast of, technical, engineering, manufacturing, product, marketing, all notes, books, papers, diagrams, documents, reports, memoranda, servicing, financial, personnel and other information and materials of, discloser and its employees, consultants, investors, affiliates, licensors, suppliers, vendors, customers, clients and other persons and entities, disclosed by one Party to the other.
8.2 Licensor and Oxis agree that the recipient of Confidential Information shall not disclose, cause, or permit to be disclosed said information to any third party or parties, subject to the exceptions contained herein, without the prior written consent of the disclosing Party.

8.3 Confidential Information may be disclosed to consultants, agents, and advisors of either Licensor or Oxis; provided, those to whom information or data is disclosed, regarding or concerning the matters contemplated herein, shall become parties to this Agreement or otherwise be bound to maintain such information in confidence under terms at least as protective as those provided herein.  Either Party may also disclose such information as it deems appropriate to its employees provided such employees have a need to know.  Licensor and Oxis agree to enforce the terms and provisions of this Agreement as to any such employee, consultant, agent or advisor who receives Confidential Information hereunder, and to assume liability for breach of this Agreement by any or all such persons.
8.4 Notwithstanding anything to the contrary contained herein, the recipient of Confidential Information disclosed hereunder shall be under no duty to maintain the confidentiality of any such information which it can reasonably establish:
8.4.1 At the time of disclosure is within the public domain;
8.4.2 After disclosure becomes a part of the public domain through no fault, act or failure to act, error, effort or breach of this Agreement by the recipient;
8.4.3 Is known to the recipient at the time of disclosure as evidenced by recipient's contemporaneous written documentation;
8.4.4 Is required by order, statute or regulation, of any government authority to be disclosed to any federal or state agency, court or other body, provided, however that any Party directed to disclose information pursuant to a subpoena or other legal compulsion shall use its best efforts under the circumstances to promptly notify the disclosing Party of same so as to provide or afford the disclosing Party the opportunity to obtain such protective orders or other relief as the compelling court or other entity may grant.
8.4.5 Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
8.5 Neither Licensor nor Oxis will use for its own purpose(s), nor cause or permit to be used by others, either directly or indirectly, any Confidential Information disclosed hereunder without the prior written consent of the Party making such disclosure.

9. PATENTS
9.1 Patent Prosecution and Maintenance.  Oxis shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patent Rights.  Oxis shall give Licensor an opportunity to review and comment on the text of each patent application subject to this Section 9.1 before filing, and shall supply Licensor with a copy of such patent application as filed, together with notice of its filing date and serial number.  Licensor shall cooperate with Oxis, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 9.1.  If Oxis, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the Licensed Patent Rights, then Oxis shall notify Licensor in writing thereof and following the date of such notice (a) Licensor shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of such patents and patent applications, and (b) Oxis shall thereafter have no license under this Agreement to such patent or patent application.

9.2 Notification of Infringement.  Each party shall notify the other party of any substantial infringement in the Territory known to such party of any Licensed Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.
9.3 Enforcement of Patent Rights.  Oxis, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Patent Rights, in each case in Oxis' own name and, if necessary for standing purposes, in the name of Licensor and shall consider, in good faith, the interests of Licensor in so doing.  If Oxis does not, within one hundred twenty (120) days of receipt of notice from Licensor, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing party in the Territory, Licensor shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of Licensor's intent to file such suit, Oxis shall have the right to jointly prosecute such suit and to fund up to one-half (½) the costs of such suit.  The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party.  All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, after reimbursement of expenses, in relation to the damages suffered by each party.  If Oxis does not receive sufficient monies from a final judgment or settlement to cover its expenses for such suit, Oxis shall have the right to credit up to fifty percent (50%) of such expenses against any royalties or other fees owing by Oxis pursuant to Section 4 above.
9.4 Cooperation.  In any suit to enforce and/or defend the License Patent Rights pursuant to this Section 9, the party not in control of such suit shall, at the request and expense of the controlling party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10. TERMINATION
10.1 Expiration.  Subject to Sections 10.2 and 10.3 below, this Agreement shall expire on the expiration of Oxis' obligation to pay royalties to Licensor under Section 4.1 above.  The license grant under Section 3.1 shall be effective at all times prior to such expiration and following such expiration of this Agreement (a) Oxis shall have a fully paid-up, non-exclusive license under the Licensed Know-How Rights to conduct research and to develop, make, have made, use, sell, offer for sale and import Products in the Territory for use in the Field, and (b) Sections 3.4 and 3.5 shall survive.
10.2 Termination by Oxis.  Oxis may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to Licensor.  This includes and is not limited to the failure of U.S. Patent Application Serial No. 13/256,812 to issue as a U.S. patent, or for Product to fail during clinical development.
10.3 Termination for Cause.  Except as otherwise provided in Section 12, Licensor may terminate this Agreement upon or after the breach of any material provision of this Agreement by Oxis if Oxis has not cured such breach within ninety (90) days after receipt of express written notice thereof by Licensor; provided, however, if any default is not capable of being cured within such ninety (90) day period and Oxis is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Licensor shall have no right to terminate this Agreement.
10.3.1  Termination by Licensor:  Estimated costs associated with DT2219 ARL are estimated to be ________ as per the University of Minnesota Clinical Trial Office's 3 year budget, hereby included as Exhibit A.  Licensor may terminate this agreement if Oxis does not  fund over the next three years all costs associated with the ________ subjects (patients) needed                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                     to finish the Phase 1-2 trial estimated to be ________.   Oxis's obligations to Licensor shall be considered to be in compliance once the ________ subjects have been treated or if Oxis has paid ________ towards the budget for the Clinical trial, or the Clinical Trial is cancelled.

10.4 :  Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 8, 11, 13 shall  survive the expiration or termination of this Agreement brought about by a default or non-compliance by Licensor of any portion or provision of this agreement.  Upon termination of this agreement,  Licensor shall grant a direct license to any sublicense of Oxis hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such sublicensee than the terms and conditions of this Agreement, provided that such sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license.  However, upon any termination of this agreement brought about by a default or non-compliance of any portion or provision of this agreement by Licensee shall result in the revocation of Oxis's license and any sublicenses for DT2219 ARL (Product).

11. INDEMNIFICATION
11.1 Indemnification.  Oxis shall defend, indemnify and hold Licensor harmless from all losses, liabilities, damages and expenses (including attorneys' fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach of this Agreement by Oxis, or the gross negligence or willful misconduct of Oxis in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of Licensor or the breach of this Agreement by Licensor.
11.2 Procedure.  Licensor promptly shall notify Oxis of any liability or action in respect of which Licensor intends to claim such indemnification, and Oxis shall have the right to assume the defense thereof with counsel selected by Oxis.  The indemnity agreement in this Section 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Oxis, which consent shall not be withheld unreasonably.  The failure to deliver notice to Oxis within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Oxis of any liability to Licensor under this Section 11, but the omission so to deliver notice to Oxis will not relieve it of any liability that it may have to Licensor otherwise than under this Section 11.  Licensor under this Section 11, its employees and agents, shall cooperate fully with Oxis and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.
11.3 Insurance.  Oxis shall maintain product liability insurance with respect to the research, development, manufacture and sales of Products by Oxis in such amount as Oxis customarily maintains with respect to the research, development, manufacture and sales of its similar products.  Oxis shall maintain such insurance for so long as it continues to research, develop, manufacture or sell any Products, and thereafter for so long as Oxis customarily maintains insurance covering the research, development, manufacture or sale of its similar products.

12. FORCE MAJEURE
Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached  this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.
13. MISCELLANEOUS
13.1 Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.
Licensor: Daniel A. Vallera, Ph.D.
________________________
________________________

Jeffrey Lion
________________________
________________________

Oxis: Anthony Cataldo
Chairman & CEO
Oxis Biotech, Inc.
1402 North Beverly Drive
Beverly Hills, CA 90210

with a copy to: DLA Piper US
4365 Executive Drive, Suite 1100
San Diego, California 92130
Attention:  Lisa A. Haile, Ph.D, Esq.
13.2 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. All legal fees attributed to completion of any lawsuits brought on be either party will be the responsibility of the loosing party.
13.3 Assignment.  Oxis shall not assign its rights or obligations under this Agreement without the prior written consent of Licensor; provided, however, that Oxis may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.4 Waivers and Amendments.  No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.
13.5 Entire Agreement.  This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof.  There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.
13.6 Severability.  Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.
13.7 Waiver.  The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.
13.8 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.10 Bankruptcy.  In the event Company enters into voluntary bankruptcy, involuntary bankruptcy, or such similar proceeding or order that would adversely affect its ability to perform its obligations hereunder, this Agreement shall terminate.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

For LICENSOR:

By: /s/ Daniel A. Vallera	By: /s/ Jeffrey Lion
Name: Daniel A.Vallera, Ph.D.	Name: Jeffrey Lion

For Oxis Biotech Inc.:
By: /s/ Anthony J. Cataldo
Name: Anthony J. Cataldo
Title: Chairman & Chief Executive Officer

SCHEDULE A
LICENSED PATENT RIGHTS

1.	USSN 13/256,812

SCHEDULE B
ASSIGNMENT DOCUMENTS

1. Assignment document from University of Minnesota to Licensor granting exclusive ownership to patent family of USSN 13/256,812 to Licensor.

Schedule C
Clinical Services Agreement  (To Be Added Upon Execution of the CSA as per 7.1.1)